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                                                                    EXHIBIT 21.1

                SUBSIDIARIES OF FIRST INTERSTATE BANCSYSTEM, INC.

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
                                              State of Incorporation or
         Subsidiary                         Jurisdiction of Organization                   Business Name
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
First Interstate Bank                                  Montana                      First Interstate Bank

First Interstate Bank                                  Wyoming                      First Interstate Bank

Commerce Financial, Inc.                               Montana                      Commerce Financial, Inc.

FIB Capital Trust                                      Delaware                     FIB Capital Trust

i_Tech Corporation                                     Montana                      i_Tech Corporation